Exhibit 10.18

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Patent License Agreement

Agreement No. [***]

This Patent License Agreement is between the Licensor and the Licensee identified below (collectively, “Parties”, or singly, “Party”).

No binding agreement between the Parties will exist until this Patent License Agreement has been signed by both Parties. Unsigned drafts of this Patent License Agreement shall not be considered offers.

Background

Licensor owns or controls Patent Rights. Licensee desires to secure the right and license to use, develop, manufacture, market, and commercialize the Patent Rights. Licensor has determined that such use, development, and commercialization of the Patent Rights is in the public’s best interest and is consistent with Licensor’s educational and research missions and goals. Licensor desires to have the Patent Rights developed and used for the benefit of Licensee, the inventors, Licensor, and the public.

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the Parties hereby agree as follows:

The Terms and Conditions of Patent License attached hereto as Exhibit A are incorporated herein by reference in their entirety (the “Terms and Conditions”). In the event of a conflict between provisions of this Patent License Agreement and the Terms and Conditions, the provisions in this Patent License Agreement shall govern. Unless defined in this Patent License Agreement, capitalized terms used in this Patent License Agreement shall have the meanings given to them in the Terms and Conditions.

The section numbers used in the left hand column in the table below correspond to the section numbers in the Terms and Conditions.

1. Definitions
Effective Date	June 2, 2021
Licensor	The University of Texas at Austin, on behalf of the Board of Regents of the University of Texas System, an agency of the State of Texas, whose address is 3925 W. Braker Lane, Suite 1.9A (R3500), Austin, Texas 78759.
Licensee	Icosavax Inc., with its principal place of business at 1616 Eastlake Avenue E., Suite 208, Seattle, WA 98102
Contract Year and Contract Quarters	Contract Year is 12-month period ending on December 31 and Contract Quarters are 3-month periods ending on March 31, June 30, Sept. 30, Dec. 31
Territory	Worldwide
Field

Field is the Exclusive Field.

“Exclusive Field” is defined as: all vaccine fields, excluding mRNA based vaccines, for any use, including without limitation for the prevention, cure, amelioration or treatment of respiratory disease caused by metapneumovirus infection.

All non-vaccine fields, such as test kits and diagnostics, are also excluded.

Patent Rights
App. No./ Date of Filing	Title	Inventor(s)	Jointly Owned? (Y/N; if Y, with whom?)	Prosecution Counsel
[***]	[***]	[***]	[***]	[***]

USPTO Entity Status as of Effective Date	Check one box: ☒ Small ☐ Large

2.4. Diligence Milestones
	Milestones and deadlines	Milestone Events	Deadlines
		Milestone 1: Submit report to Licensor for non-clinical immunogenicity studies in animal models	[***]
		Milestone 2: Begin GMP manufacturing for clinical trials of Licensed Product	[***]
		Milestone 3: Dose first human patient with Licensed Product for Phase 1 Clinical Trials	[***]
		Milestone 4: Dose first human patient with Licensed Product for Phase 2b Clinical Trials	[***]
		Milestone 5: Dose first human patient with Licensed Product Phase 3 Clinical Trials	[***]
		Milestone 6: Marketing Approval of Licensed Product in the Territory by U.S. Food and Drug Administration or foreign equivalent	[***]
3. Compensation
3.1(a)	Patent expenses due upon Effective Date	Amount	based on invoices received as of:
		[***]	April 8th, 2021
3.1(b)	Milestone fees	Milestone Events	Milestone Fees
		Milestone 1: Submit report to Licensor for non-clinical immunogenicity studies in animal models	[***]
		Milestone 2: Begin GMP manufacturing for clinical trials of Licensed Product	[***]
		Milestone 3: Dose first human patient with Licensed Product for Phase 1 Clinical Trials	[***]
		Milestone 4: Dose first human patient with Licensed Product for Phase 2b Clinical Trials	[***]
		Milestone 5: Dose first human patient with Licensed Product Phase 3 Clinical Trials	[***]
		Milestone 6: Marketing Approval of Licensed Product in the Territory by U.S. Food and Drug Administration or foreign equivalent	[***]

Licensee: Icosavax, Inc.	CONFIDENTIAL	Exclusive PLA
The University of Texas at Austin	Page 2	Agreement No. [***]

		Milestone 7: Net Product Sales of a Licensed Product incorporating licensed hMPV antigen of [***]	[***]
		Milestone 8: Net Product Sales of a Licensed Product incorporating licensed hMPV antigen of [***]	[***]
		Milestone 9: Net Product Sales of a Licensed Product incorporating licensed hMPV antigen of [***]	[***]
3.1(c)	Scheduled license fee payments

[***] due on Effective Date.

[***] due on December 31 in Contract Years [***] through [***].

[***] due on December 31 in Contract Years [***] and [***].

[***] due on December 31 in every Contract Year beginning [***] and every Contract Year until [***].

3.1(d)	Sublicense Fees

[***] of Non-Royalty Sublicensing Consideration received by Licensee before completion of Milestone [***] in section 2.4.

[***] of Non-Royalty Sublicensing Consideration received by Licensee after completion of Milestone [***] in section 2.4 and before completion of Milestone [***] in section 2.4.

[***] of Non-Royalty Sublicensing Consideration received by Licensee after completion of Milestone [***] in section 2.4 and before [***].

[***] of Non-Royalty Sublicensing Consideration received by Licensee after [***].

3.1(e)	Assignment fee	[***]
3.2	Running royalty rate (applies to Sales by Licensee, Affiliates and Sublicensees)

[***] of Net Product Sales of Licensed Products that express only one unique antigen (“Single Vaccine Licensed Products”).

[***] of Net Product Sales of Licensed Products that express more than one unique antigen (“Multiple Vaccine Licensed Products”).

3.2(c)	Stacking or third party royalty	If additional royalties are required to be paid to a Third Party for the use of such Third Party’s patents in manufacturing and/or selling Licensed Products, royalties owed to Licensor may be reduced by [***] of royalties actually paid to the Third Party as set forth in Section 3.4 of the Terms and Conditions, except that the royalty amount paid to Licensor shall not fall below [***] of Net Product Sales of Single Vaccine Licensed Products or [***] of Net Product Sales of Multiple Vaccine Licensed Products.
3.3	Minimum royalty (creditable to royalties owed in Contract Year)	[***] due on December 31 in the first Contract Year after First Sale. [***] due on December 31 in each Contract Year for years following such first Contract Year.

Licensee: Icosavax, Inc.	CONFIDENTIAL	Exclusive PLA
The University of Texas at Austin	Page 3	Agreement No. [***]

3.5	Payment of ongoing patent costs	Licensee to pay [***] of ongoing patent costs. If an additional license is executed for this technology for the mRNA Field, Licensee’s responsibility to reimburse ongoing patent costs shall be reduced to [***] of such costs.

18. Contact Information
Licensee Contacts	Licensor Contacts
Contact for Notice: [***] With a copy to: Icosavax, Inc. 1616 Eastlake Ave E., Suite 208, Seattle, WA 98102 Accounting contact: ***] Patent prosecution contact: [***]	Contact for Notice: [***] Payment and reporting contact: Checks payable to “The University of Texas at Austin” [***] Patent prosecution contact: [***]

20.  Reserved

21.  No Other Promises and Agreements; Representation by Counsel.   Licensee expressly warrants and represents and does hereby state and represent that no promise or agreement which is not herein expressed has been made to Licensee in executing this Patent License Agreement except those explicitly set forth herein and in the Terms and Conditions, and that Licensee is not relying upon any other statement or representation of Licensor or its representatives. Licensee is relying on Licensee’s own judgment and has had the opportunity to be represented by legal counsel. Licensee hereby warrants and represents that Licensee understands and agrees to all terms and conditions set forth in this Patent License Agreement and said Terms and Conditions.

22.  Deadline for Execution by Licensee.  If this Patent License Agreement is executed first by the Licensor and is not executed by the Licensee and received by the Licensor at the address and in the manner set forth in Section 18 of the Terms and Conditions within 30 days of the date of signature set forth under the Licensor’s signature below, then this Patent License Agreement shall be null and void and of no further effect.

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Patent License Agreement.

Licensee: Icosavax, Inc.	CONFIDENTIAL	Exclusive PLA
The University of Texas at Austin	Page 4	Agreement No. [***]

LICENSOR: THE UNIVERSITY OF TEXAS AT AUSTIN ON BEHALF OF THE BOARD OF REGENTS OF THE UNIVERSITY OF TEXAS SYSTEM		LICENSEE: Icosavax, Inc.

By	/s/ Les Nichols	By	/s/ Adam Simpson

Les Nichols		Adam Simpson

Director		Chief Executive Officer

Office of Technology Commercialization		Date	June 4, 2021

Date	June 3, 2021

Licensee: Icosavax, Inc.	CONFIDENTIAL	Exclusive PLA
The University of Texas at Austin	Page 5	Agreement No. [***]

EXHIBIT A

Terms and Conditions of Patent License

These Terms and Conditions of Patent License (“Terms and Conditions”) are incorporated by reference into the Patent License Agreement to which they are attached. All Section references in these Terms and Conditions shall be references to provisions in these Terms and Conditions unless explicitly stated otherwise.

1.	Definitions

“Affiliate” means corporation, firm, limited liability company, partnership or other entity that directly or indirectly Controls or is Controlled by or is under common control with Licensee. For purposes of this definition, “Control” means (i) having the actual, present capacity to elect a majority of the directors of such entity; (ii) having the power to direct at least fifty percent (50%) of the voting rights entitled to elect directors; or (iii) in any country where the local law will not permit foreign equity participation of a majority, ownership or control, directly or indirectly, of the maximum percentage of such outstanding stock or voting rights permitted by local law.

“Agreement” means collectively (i) these Terms and Conditions, and (ii) the Patent License Agreement.

“Contract Quarter” means any three-month period indicated as the Contract Quarter in Section 1 of the Patent License Agreement, or any stub period thereof at the commencement of the Agreement or the expiration or termination of the Agreement.

“Contract Year” means any 12-month period indicated as the Contract Year in Section 1 of the Patent License Agreement, or any stub period thereof at the commencement of the Agreement or the expiration or termination of the Agreement.

“Diligent and Commercially Reasonable Efforts” means, as the case may be, exerting such efforts and employing such resources as would normally and objectively be exerted or employed by a similarly situated company for a product of similar market potential, profit potential and strategic value at a similar stage of its product life, taking into account the competitiveness of the relevant marketplace, the patent, intellectual property and development positions of Third Parties, the applicable regulatory situation, the pricing/reimbursement situation, the commercial viability of the product and other relevant development and commercialization factors based upon then prevailing conditions.

“Distributor” means a distributor or reseller to which Licensee, its Affiliates, or Sublicensees sells a Licensed Product for resale of Licensed Product by the Distributor, and for which resale or distribution Licensee, its Affiliates, or Sublicensees receives no further consideration (including but not limited to royalties and/or commissions) beyond the price for the initial sale of Licensed Product to the Distributor.

“Effective Date” means the date indicated as the Effective Date in Section 1 of the Patent License Agreement.

“Fair Market Value” means the cash consideration an unaffiliated, unrelated buyer would pay in an arm’s length sale of a substantially identical item sold in the same quantity, under the same terms, and at the same time and place.

Licensee: Icosavax, Inc.	CONFIDENTIAL	Exclusive PLA Exhibit A
The University of Texas at Austin	Page A-1	Agreement No. [***]

“Field” means the field indicated as the Field identified in Section 1 of the Patent License Agreement.

“First Sale” means the first commercial sale to any Third Party of a Licensed Product in the Territory.

“Force Majeure” means an unforeseeable act that prevents or delays a Party from performing one or more of its duties under this Agreement and that is outside of the reasonable control of the affected Party. A Force Majeure includes without limitation acts of war or of nature, insurrection and riot, strikes, lockouts, or other serious labor disputes, epidemics, pandemics, and widespread disease, and floods, fires, explosions, or other natural disasters. A Force Majeure does not include delays encountered in enrolling or pursuing clinical trials, or in seeking or receiving the approval of vaccine or drug regulators.

“Government” means any agency, department, or other unit of the United States of America or the State of Texas.

“Gross Consideration” means all cash and non-cash consideration (e.g., securities).

“Improvements” means patentable inventions that (i) are owned by Licensor after the Effective Date, (ii) are not subject to conflicting legal obligations under any other agreements, (iii) would require a license under the rights licensed under this Agreement to practice, and (iv) were developed in the laboratory of the principal investigator, [***], within [***] of the Effective Date, and identified to Licensor as Improvements falling under this license.

“Licensed Process” means a method or process whose practice or use of which would constitute, but for the license granted to Licensee under this Agreement, an infringement of any Valid Claim (or, in the case of an unissued Valid Claim, a method whose practice or use would be covered by such Valid Claim).

“Licensed Product” means any product or component (i) whose manufacture, use, sale, offer for sale or import would constitute, but for the license granted to Licensee under this Agreement, an infringement of any Valid Claim (or, in the case of an unissued Valid Claim, a product whose manufacture, use, sale, offer for sale or import would be covered by such Valid Claim), or (ii) which is made using a Licensed Process.

“Licensee” means the Party identified as the Licensee in Section 1 of the Patent License Agreement.

“Licensor” means the Party identified as the Licensor in Section 1 of the Patent License Agreement.

“Milestone Fees” means all fees identified as Milestone Fees in Section 3.1(b) of the Patent License Agreement.

“Net Product Sales” means the Sales to a Third Party of Licensed Products by Licensee, its Affiliates, or Sublicensees less the following items directly attributable to such Sales that are specifically identified on the invoice for such Sales and borne by the Licensee, its Affiliates, or Sublicensees as the seller: [***]. On sales of Licensed Products made in other than an arm’s length transaction, the value of the Net Product Sales attributed to such transaction will be equal to the customary sale price or, in if there is no customary sale price, the Fair Market Value of such Licensed Products. Net Product Sales does not include [***], but does include [***]. For avoidance of doubt Net Product Sales are calculated on sales by [***].

Licensee: Icosavax, Inc.	CONFIDENTIAL	Exclusive PLA Exhibit A
The University of Texas at Austin	Page A-2	Agreement No. [***]

“Non-Royalty Sublicensing Consideration” means the Gross Consideration received by the Licensee or its Affiliate from a Sublicensee in consideration of the grant of a sublicense under the Patent Rights [***], but excluding [***]. Non-Royalty Sublicensing Consideration will not include: [***].

“Patent License Agreement” means the particular Patent License Agreement to which these Terms and Conditions are attached and incorporated into by reference.

“Patent Rights” means the Licensor’s rights in (a) the patents and patent applications listed in Section 1 of the Patent License Agreement; (b) all non-provisional patent applications that claim priority to any provisional application listed in Section 1 of the Patent License Agreement; and (c) all divisionals, continuations, and such claims of continuations-in-part as are entitled to claim priority to the aforesaid patents and/or patent applications, and all reissues, reexaminations, extensions of, and foreign counterparts; and (e) any patents that issue with respect to the aforesaid patent applications. From time to time during the term of the Agreement, upon written agreement by both Parties, Licensee and Licensor shall update the list of all patent applications and patents within the Patent Rights.

“Prosecution Counsel” means the law firm or attorney who is handling the prosecution of the Patent Rights. Prosecution Counsel as of the Effective Date is identified in Section 1 of the Patent License Agreement.

“Quarterly Payment Deadline” means the day that is [***] after the last day of any particular Contract Quarter.

“Sell, Sale or Sold” means any transfer or other disposition of Licensed Products for which consideration is received by Licensee, its Affiliates, or Sublicensees. A Sale of Licensed Products will be deemed completed at the time Licensee or its Affiliate or its Sublicensee receives such consideration.

“Sublicense Agreement” means any agreement pursuant to which Licensee (or an Affiliate or Sublicensee) grants to any Sublicensee a sublicense under the Patent Rights.

“Sublicense Fee” means the fee specified in Section 3.1(d) of the Patent License Agreement.

“Sublicensee” means any entity to which an express sublicense has been granted by Licensee under the Patent Rights.

“Technology Rights” means Licensor’s rights which are owned and controlled by Licensor in technical information, know-how, processes, procedures, compositions, methods, formulas, protocols, techniques, designs, and non-clinical data created before the Effective Date by individuals in the laboratory of the Principal Investigator while employed at Licensor which may not covered by a Valid Claim but which are necessary for practicing inventions claimed or described in patents and/or patent applications listed in the definition of Patent Rights whether outstanding, expired or abandoned. Notwithstanding the foregoing, it is understood by Licensee that the university does not ordinarily claim or own the knowledge or techniques of university researchers that are not claimed in patent applications or embodied in copyrighted software, and that such knowledge or techniques are typically owned by the researchers themselves. It is further understood that nothing in this Agreement implies an obligation on the part of university researchers to dedicate time to assisting Licensee to commercially develop the technology licensed hereunder. Any assistance that Licensee needs from university researchers to develop the technology would need to be obtained through other agreements.

Licensee: Icosavax, Inc.	CONFIDENTIAL	Exclusive PLA Exhibit A
The University of Texas at Austin	Page A-3	Agreement No. [***]

“Territory” means the territory so indicated as the Territory in Section 1 of the Patent License Agreement.

“Third Party” means an individual or entity other than Licensee, any Affiliate, or Licensor.

“Valid Claim” means a claim of (i) an issued and unexpired patent included within the Patent Rights unless the claim has been held unenforceable or invalid by the final, un-reversed, and un-appealable decision of a court or other government body of competent jurisdiction, has been irretrievably abandoned or disclaimed, or has otherwise been finally admitted or determined to be invalid, un-patentable or unenforceable, whether through reissue, reexamination, disclaimer or otherwise, or (ii) a pending patent application within the Patent Rights to the extent the claim continues to be prosecuted in good faith.

2.	License Grant and Commercialization

2.1	Grant

(a)

Licensor grants to Licensee and Affiliates a royalty-bearing exclusive license in the Exclusive Field, with the right to sublicense through multiple tiers, under Patent Rights and Technology Rights, to manufacture, develop, use, Sell, distribute, lease, loan, offer for sale, import, and otherwise commercially exploit Licensed Products in the Field in the Territory, and to have any of the foregoing performed. [***].

(b)

This grant is subject to (i) the payment by Licensee to Licensor of all consideration required under this Agreement, (ii) any rights of, or obligations to, the Government as set forth in Section 11.2 (Government Rights), and (iii) non-commercial rights retained by Licensor to:

(1)	Publish the scientific findings from research related to the Patent Rights; and

(2)	Manufacture, have manufactured, and use the Patent Rights for teaching, academic research, education, and other educationally-related purposes; and

(3)	Grant rights to, and transfer material embodiments of, the Patent Rights to other academic institutions or non-profit research institutions for the purposes identified in clauses (1) and (2) above;

provided that none of (1) through (3) include the right for Licensor to grant or transfer any rights exclusively licensed under this Agreement to any Third Party for any commercial use.

(c)	Licensor reserves all rights not expressly granted in the Agreement and disclaims the grant of any implied rights to Licensee.

2.2	Sublicensing

Licensee has the right to grant Sublicense Agreements under the Patent Rights consistent with the terms of the Agreement, subject to the following:

(a)

A Sublicense Agreement shall not exceed the scope and rights granted to Licensee hereunder. Sublicensee must agree in writing to be bound by the applicable terms and conditions of the Agreement and shall indicate that Licensor is a third party

Licensee: Icosavax, Inc.	CONFIDENTIAL	Exclusive PLA Exhibit A
The University of Texas at Austin	Page A-4	Agreement No. [***]

beneficiary and entitled to enforce the terms and conditions of the Sublicense Agreement applicable to the Agreement. In the event of termination of this Agreement, continued sublicense rights shall be governed by Section 7.5(a) (Effect of Termination). Licensee may grant a Sublicensee the right to grant further sub-Sublicense Agreements, in which case such sub-Sublicense Agreements shall be treated as “Sublicense Agreements” and such sub-Sublicensees shall be treated as “Sublicensees” for purposes of the Agreement.

(b)

Licensee shall deliver to Licensor a true and correct copy (which may be redacted with respect to any terms that are not relevant to Licensor’s rights and obligations under this Agreement) of each Sublicense Agreement granted by Licensee, Affiliate or Sublicensee, and any modification or termination thereof, within 30 days following the applicable execution, modification, or termination of such Sublicense Agreement. If the Sublicense Agreement is not in English, Licensee shall provide Licensor an accurate English translation in addition to a copy of the original agreement.

(c)

Notwithstanding any such Sublicense Agreement, Licensee will remain primarily liable to Licensor for all of the Licensee’s duties and obligations contained in this Agreement, including without limitation the payment of running royalties due under Section 3.2 whether or not paid to Licensee by a Sublicensee. Any act or omission of a Sublicensee that would be a breach of this Agreement if performed by Licensee will be deemed to be a breach by Licensee unless Licensee complies with the remaining provisions of this paragraph. Each Sublicense Agreement will contain a right of termination by Licensee in the event that the Sublicensee breaches the payment or reporting obligations affecting Licensor or any other terms and conditions of the Sublicense Agreement that would constitute a breach of this Agreement if such acts were performed by Licensee. In the event of a Sublicensee breach, and if after a reasonable opportunity to cure as provided in any such Sublicense Agreement (not to exceed 30 days for a payment breach and 90 days for a non-payment breach), such Sublicensee fails to cure such Sublicensee breach, then the Licensee will terminate the Sublicense Agreement within 30 days thereafter, with copy of such written notice of termination to Licensor, unless agreed to in writing otherwise by Licensor.

2.5	Diligent Commercialization

Licensee by itself or through its Affiliates and Sublicensees will use diligent efforts to make Licensed Products commercially available in the Field in the Territory. Without limiting the foregoing, Licensee will fulfill the milestone events specified in Section 2.4 of the Patent License Agreement by the deadlines indicated therein and will use Diligent and Commercially Reasonable Efforts to (a) maintain a reasonably funded, ongoing and active research, development, manufacturing, regulatory, marketing or sales program required to make License Products commercially available, and (b) perform and complete the plans described in the annual report submitted pursuant to Section 4.2 (Annual Written Progress Report). The milestone event deadlines set forth in Section 2.4 of the Patent License Agreement will be extended by the number of days of delay reasonably attributable to a Force Majeure. In the event of a Force Majeure Licensee will give prompt notice to Licensor and the Parties shall meet and confer regarding the length of the required extension. If the milestone events specified in Section 2.4 of the Patent License Agreement are not met by the indicated deadlines or if the obligations under this Section 2.4 are not fulfilled, Licensor may treat such failure as a breach in accordance with Section 7.3(b).

Licensee: Icosavax, Inc.	CONFIDENTIAL	Exclusive PLA Exhibit A
The University of Texas at Austin	Page A-5	Agreement No. [***]

If Licensee determines that it will be unable to achieve a milestone event set forth in Section 2.4 of the Patent License Agreement by any applicable deadlines indicated therein, [***].

2.6	Improvements

For a period of [***] after the Effective Date, Licensor will provide reasonable written notice to Licensee of any Improvements, by providing a copy of any invention disclosure disclosing such Improvement to Licensee under confidentiality restriction. Licensee will have the option, exercisable within [***] of receipt of such invention disclosure, to add such Improvements to the Patent Rights. If Licensee exercises its option to add Improvements to the Patent Rights, the Parties shall execute an amendment to this Agreement explicitly adding such Improvements to the Patent Rights.

3.	Compensation

In consideration of rights granted to Licensee, Licensee will pay Licensor the following fees and royalties. All fees and royalties are not refundable and are not creditable against other fees and royalties except as expressly set forth in this Agreement. Each payment will reference the Patent License Agreement number and will be sent to Licensor’s payment and accounting contact in Section 18 (Notices) of the Patent License Agreement.

3.1	Non-Royalty Payments due from Licensee

(a)

Patent Expenses. Licensee will reimburse Licensor for the past patent expenses stated in Section 3.1(a) of the Patent License Agreement within 30 days after the Effective Date. The stated amount is the current estimate for past patent expenses based on invoices received by the Licensor through the stated date. Licensee’s obligations to pay all past and future patent expenses pursuant to Section 6 (Patent Expenses and Prosecution) will not be limited by such amount.

(b)

Milestone Fees. Licensee will pay Milestone Fees indicated in Section 3.1(b) of the Patent License Agreement by the Quarterly Payment Deadline for the Contract Quarter in which the milestone events set forth in Section 3.1(b) of the Patent License Agreement are achieved.

(c)	Scheduled License Fees. Licensee will pay license fees in the amounts set forth in Sections 3.1(c) of the Patent License Agreement in accordance with the stated schedule.

(d)

Sublicense Fees. Licensee will pay Sublicense Fees indicated in Section 3.1(d) of the Patent License Agreement on or before the Quarterly Payment Deadline for the Contract Quarter in which the Non-Royalty Sublicensing Consideration resulting in such Sublicense Fees was received.

(e)

Assignment Fee. Licensee will pay the assignment fee set forth in Section 3.1(e) of the Patent License Agreement within 30 days after Licensee assigns all of Licensee’s right, title, and interest in and to this Agreement to a Third Party.

3.2	Royalties

Licensee will pay a running royalty at the rate set forth in Section 3.2 of the Patent License Agreement on Net Product Sales in each Contract Quarter, payable on or before the Quarterly Payment Deadline for such Contract Quarter, subject to the following:

Licensee: Icosavax, Inc.	CONFIDENTIAL	Exclusive PLA Exhibit A
The University of Texas at Austin	Page A-6	Agreement No. [***]

(a)

No more than one royalty shall be paid to Licensor hereunder with respect to the Sale of any one unit of Licensed Product, whether or not more than one patent or Valid Claim is applicable to the Licensed Product, or the development, manufacture, or performance thereof.

(b)

No royalty shall be payable under this Section 3.2 with respect to the Sale of Licensed Products between or among Licensee, its Affiliates, and Sublicensees for re-sale purposes, provided Licensor is paid a royalty with respect to the re-sale, or (iii) payments that constitute Non-Royalty Sublicensing Consideration.

(c)

If a Licensed Product cannot be exploited without infringing patent(s) or patent application(s) owned, licensed, or controlled by a Third Party in the Territory, and Licensee licenses such Third Party patent(s) or patent application(s), then Licensee shall be entitled to deduct [***] of the royalty actually paid to any such Third Party for any such rights in the Territory (such consideration, “Third Party Royalties”) from royalties due Licensor for the Net Product Sales of such Licensed Product in the Territory, provided that such amounts payable shall not be reduced, with respect to any Contract Quarter, below [***] with respect to Single Vaccine Licensed Products and one and [***] of Net Product Sales with respect to Multiple Vaccine Licensed Products.

3.3	Minimum Royalties

If royalties paid to Licensor do not reach the minimum royalty amounts stated in Section 3.3 of the Patent License Agreement for the specified periods, Licensee will pay Licensor on or before the Quarterly Payment Deadline for the last Contract Quarter in the stated period an additional amount equal to the difference between the stated minimum royalty amount and the actual royalties paid to Licensor.

3.4	Non-cash Consideration

If Licensee receives or anticipates receipt of non-cash consideration from Sales or Sublicenses, the manner in which Licensor will receive its compensation under the Agreement with respect to such non-cash consideration will be negotiated in good faith and timely agreed to by the Parties.

4.	Reports and Plans

The reports specified in this Section 4 will be sent to Licensor’s payment and reporting contact identified in Section 18 (Notices) of the Patent License Agreement. If Licensor requests to have information submitted in a particular format, Licensee will use reasonable efforts to comply with such request.

4.1	Quarterly Royalty Payment and Milestone Reports

On or before each Quarterly Payment Deadline, Licensee will deliver to Licensor a true and accurate report, certified by an officer of Licensee, giving such particulars of the business conducted by Licensee, its Affiliates and its Sublicensees (including copies of reports provided by Sublicensees and Affiliates to Licensee) during the preceding Contract Quarter under the Agreement as necessary for Licensor to account for Licensee’s payments hereunder, even if no payments are due. The reports shall continue to be delivered after the termination or expiration of the Agreement until such time as all Licensed Products permitted to be Sold after termination or expiration have been Sold or destroyed. Licensee shall provide information in sufficient detail to enable the royalties payable hereunder to be determined and to calculate all of the amounts payable under the Agreement. The report shall include:

Licensee: Icosavax, Inc.	CONFIDENTIAL	Exclusive PLA Exhibit A
The University of Texas at Austin	Page A-7	Agreement No. [***]

(a)	The name of the Licensee, the Patent License Agreement number, and the period covered by the report;

(b)	The name of any Affiliates and Sublicensees whose activities are also covered by the report;

(c)	Identification of each Licensed Product for which any royalty payments have become payable;

(d)

Net Product Sales segregated on a product-by-product basis, and a country-by-country basis, or an affirmative statement that no Sales were made. The report shall also itemize the permitted deductions from the gross Sales used to arrive at the resulting Net Product Sales, on a product-by-product and country-by-country basis;

(e)	The applicable royalty rate;

(f)

An affirmative statement of whether any milestones with deadlines in that Contract Quarter under Section 2.4 and any milestones under Section 3.1(b) were met or not, and the resulting Milestone Fee payable;

(g)	Non-Royalty Sublicensing Consideration received by Licensee segregated on a Sublicense-by-Sublicense basis, or an affirmative statement that none was received;

(h)	If any consideration was received in currencies other than U.S. dollars, the report shall describe the currency exchange calculations; and

(i)	Any changes in accounting methodologies used to account for and calculate the items included in the report since the previous report.

4.2	Annual Written Progress Report and Commercialization Plan

Within [***] following the end of each Contract Year, Licensee will deliver to Licensor a true and accurate written progress report and commercialization plan that summarizes (i) Licensee’s efforts and accomplishments during the Contract Year to use Diligence and Commercially Reasonable Efforts to develop and commercialize Licensed Products, and (ii) Licensee’s development and commercialization plans with respect to Licensed Products for the next Contract Year. The report shall also cover such activities by Affiliates and Sublicensees. The report shall contain the following information to the extent relevant to the activities under the Agreement:

(a)	The name of the Licensee, the Patent License Agreement number, the names of any Affiliates and Sublicensees, and the products being developed and/or commercialized;

(b)	The progress toward completing and the plans for completing the applicable milestone events pursuant to Sections 2.4 and 3.1(b);

(c)

The research and development activities, including status and plans for clinical trial initiations or readouts as well as obtaining any necessary governmental approvals, completed during the past year, and the plans for research and development activities for the next year; and

Licensee: Icosavax, Inc.	CONFIDENTIAL	Exclusive PLA Exhibit A
The University of Texas at Austin	Page A-8	Agreement No. [***]

(d)	The marketing activities for the past year.

4.3	Government and Economic Development Reporting

If Licensor requests, Licensee will provide the information required under Federal and state law for Licensor’s Government and economic development reporting purposes. This information shall be treated as Licensee’s Confidential Information; provided that Licensor is entitled to combine such information with similar information from other Licensor licensees and publicly report such combined aggregate information, without identifying Licensee’s separate specific applicable numbers. If and when Licensee has more than 200 full-time employees, then no further economic development reports will be required from Licensee.

5.	Payment, Records, and Audits

5.1	Payments

All amounts referred to in the Patent License Agreement are expressed in U.S. dollars without deductions for taxes, assessments, fees, or charges of any kind. Each payment will reference the agreement number set forth at the beginning of the Patent License Agreement. All payments to Licensor will be made in U.S. dollars by check or wire transfer (Licensee to pay all wire transfer fees) payable to the payee identified in Section 18 of the Patent License Agreement and sent to the payment and reporting contact in Section 18 (Notices) of the Patent License Agreement.

5.2	Sales Outside the U.S.

If any currency conversion shall be required in connection with the calculation of payments hereunder, such conversion shall be made using the rate used by Licensee for its financial reporting purposes in accordance with U.S. Generally Accepted Accounting Principles (or foreign equivalent) or, in the absence of such rate, using the average of the buying and selling exchange rate for conversion between the foreign currency and U.S. Dollars, for current transactions as reported in The Wall Street Journal on the last business days of the Contract Quarter to which such payment pertains. Licensor agrees to supply to Licensee, upon written request, appropriate evidence from appropriate U.S. governmental agencies showing that Licensor is a resident of the United States of America for purposes of the U.S. income tax laws and is tax-exempt under such income tax laws.

5.3	Late Payments

Amounts that are not paid within [***] after due will accrue a late charge from the due date until paid, at the prime rate as reported in The Wall Street Journal on the last business days of the Contract Quarter to which such payment pertains (or the maximum allowed by law, if less).

5.4	Records

For a period of [***] after the Contract Quarter to which the records pertain, Licensee agrees that it and its Affiliates and Sublicensees will each keep complete and accurate records of their Sales, Net Product Sales, Milestone Fees, and Non-Royalty Sublicensing Consideration in sufficient detail to enable such payments to be determined and audited.

5.5	Auditing

Licensee and its Affiliates will permit Licensor or its representatives, at Licensor’s expense, to periodically examine books, ledgers, and records during regular business hours, at Licensee’s or its Affiliate’s place of business, on at least 30 days advance notice, to the extent necessary to verify any payment or report required under the Agreement. For each

Licensee: Icosavax, Inc.	CONFIDENTIAL	Exclusive PLA Exhibit A
The University of Texas at Austin	Page A-9	Agreement No. [***]

Sublicensee, Licensee shall obtain such audit rights for Licensor or itself. If Licensee obtains such audit rights for itself, it will promptly conduct an audit of the Sublicensee’s records upon Licensor’s request, and Licensee will furnish to Licensor a copy of the findings from such audit. No more than one audit of Licensee, each Affiliate, and each Sublicensee shall be conducted under this Section 5.5 in any calendar year. If any amounts due Licensor have been underpaid, then Licensee shall immediately pay Licensor the amount of such underpayment plus accrued interest due in accordance with Section 5.3. If the amount of underpayment is equal to or greater than [***] of the total amount due for the records so examined, Licensee will pay the cost of such audit. Such audits may, at Licensor’s sole discretion, consist of a self-audit conducted by Licensee at Licensee’s expense and certified in writing by an authorized officer of Licensee. All information examined pursuant to this Section 5.5 shall be deemed to be the Confidential Information of the Licensee. Further, whenever Licensee and/or its Affiliates and Sublicensees has its books and records audited by an independent certified public accountant, Licensee and/or its Affiliates and Sublicensees will, within [***] of the conclusion of such audit, at Licensor’s written request, provide Licensor with a written statement of said auditor, setting forth the calculation of amounts due to Licensor over the time period audited, as determined from the books and records of the Licensee, Affiliate or Sublicensee; but said auditor does not need to give any audit opinion with said statement.

6.	Patent Expenses and Prosecution

6.1	Patent Expenses

[***], and [***] incurred by Licensor, for so long as, and in such countries as the Agreement remains in effect. [***]. Licensee will pay such patent expenses (except for the payment called for under Section 3.1(a), [***] that have not been invoiced as of the date indicated in Section 3.1(a) of the Patent License Agreement and future expenses, within 30 days after Licensee’s receipt of an invoice. Patent expense payment delinquencies will be considered a payment default under Section 7.3(a).

6.2	Direction of Prosecution

Licensor will confer with Licensee, [***], to develop a strategy for the prosecution and maintenance of Patent Rights. Licensor will request that copies of all documents prepared by the Prosecution Counsel for submission to governmental patent offices be provided to Licensee for review and comment prior to filing, to the extent practicable under the circumstances and shall consider suggestions of Licensee [***] in good faith. Licensor will defer to the prosecution strategy chosen by Licensee [***] except to the extent such strategy would materially impair commercialization of the Patent Rights in fields outside of the Exclusive Field, [***]. Notwithstanding the foregoing, Licensor [***] and Licensor reserves the right to instruct prosecution of additional claims to cover products or services outside the Exclusive Field, such as [***], at the Licensor’s own expense. The Parties agree that they share a common legal interest to get valid enforceable patents and that Licensee will maintain as privileged all information received pursuant to this Section.

6.3	Ownership

All patent applications and patents will be in the name of Licensor (and any co-owner identified in Section 1 of the Patent License Agreement) and owned by Licensor (and such co-owner, if any). No payments due under the Agreement will be reduced as the result of co-ownership interests in the Patent Rights by Licensee or any other party.

6.4	Foreign Filings

In addition to the U.S., the Patent Rights shall, subject to applicable bar dates, be pursued in such foreign countries as Licensee so designates in writing to Licensor in sufficient time

Licensee: Icosavax, Inc.	CONFIDENTIAL	Exclusive PLA Exhibit A
The University of Texas at Austin	Page A-10	Agreement No. [***]

to reasonably enable the preparation of such additional filings, and in those foreign countries in which Licensor has filed applications prior to the Effective Date. If Licensee does not choose to pursue patent rights in a particular foreign country and Licensor chooses to do so, Licensor shall so notify Licensee and thereafter said patent application or patent shall no longer be included in the Patent Rights and Licensee shall have no further rights thereto. Licensor shall have the right to make alternative arrangements with Licensee for upfront payment of foreign patent expenses.

6.5	Withdrawal from Paying Patent Costs

If at any time Licensee wishes to cease paying for any costs for a particular Patent Right or for patent prosecution in a particular jurisdiction, Licensee must give Licensor at least 90 days prior written notice and Licensee will continue to be obligated to pay for the patent costs which reasonably accrue during said notice period. Thereafter, said patent application or patent shall no longer be included in the Patent Rights and Licensee shall have no further rights thereto.

6.6	U.S. Patent and Trademark Office Entity Size Status

Licensee represents that as of the Effective Date the entity size status of Licensee in accordance with the regulations of the U.S. Patent and Trademark Office is as set forth in Section 1 of the Patent License Agreement. Licensee will inform Licensor in writing on a timely basis of any change in its U.S. Patent and Trademark Office entity size status.

7.	Term and Termination

7.1	Term

Unless earlier terminated as provided herein, the term of this Agreement will commence on the Effective Date and continue until the last date of expiration or termination of the Patent Rights.

7.2	Termination by Licensee

Licensee, at its option, may terminate this Agreement by providing Licensor written notice of intent to terminate, which such termination effective will be 30 days following receipt of such notice by Licensor.

7.3	Termination by Licensor

Licensor, at its option, may immediately terminate the Agreement, or any part of Patent Rights, or any part of Field, or any part of Territory, or the exclusive nature of the license grant, upon delivery of written notice to Licensee of Licensor’s decision to terminate, if any of the following occur:

(a)	Licensee becomes in arrears in any payments due under the Agreement, and Licensee fails to make the required payment within [***] days after delivery of written notice from Licensor, [***]; or

(b)	Licensee is in breach of any non-payment provision of the Agreement, and does not cure such breach within [***] days after delivery of written notice from Licensor; or

(c)	Licensor delivers notice to Licensee of three or more actual breaches of the Agreement in any [***], even in the event that Licensee cures such breaches in the allowed period; or

Licensee: Icosavax, Inc.	CONFIDENTIAL	Exclusive PLA Exhibit A
The University of Texas at Austin	Page A-11	Agreement No. [***]

(d)

Licensee or its Affiliate or Sublicensee initiates any proceeding or action to challenge the validity, enforceability, or scope of one or more of the Patent Rights, or assist a third party in pursuing such a proceeding or action.

[***].

7.4	Other Conditions of Termination

The Agreement will terminate:

(a)

Immediately (but only to the extent permitted by applicable law), (i) if Licensee becomes bankrupt or insolvent, or (ii) Licensee’s Board of Directors elects to liquidate its assets or dissolve its business, or (iii) Licensee ceases its business operations, or (iv) Licensee makes an assignment for the benefit of creditors or (v) if the business or assets of Licensee are otherwise placed in the hands of a receiver or trustee, whether by voluntary act of Licensee or otherwise; or

(b)	At any time by mutual written agreement between Licensee and Licensor.

7.5	Effect of Termination

If the Agreement is terminated for any reason:

(a)

All rights and licenses of Sublicensees shall terminate upon termination of the Agreement; provided however, if the Sublicense Agreement is in good standing and agrees in writing to assume all of the obligations of Licensee with respect to the rights sublicensed under this Agreement and provides Licensor with written notice thereof within 30 days after termination of the Agreement, then such Sublicense Agreement shall survive; and

(b)

Licensee shall cease making, having made, distributing, having distributed, using, selling, offering to sell, leasing, loaning and importing any Licensed Products by the effective date of termination; and

(c)	Licensee shall tender payment of all accrued royalties and other payments due to Licensor as of the effective date of termination; and

(d)	Nothing in the Agreement will be construed to release either Party from any obligation that matured prior to the effective date of termination; and

(e)

The provisions of Section 2.1 (with respect to Technology Rights), Sections 8 (Confidentiality), 9 (Infringement and Litigation), 11 (Representations and Disclaimers), 12 (Limit of Liability), 13 (Indemnification), 14 (Insurance), 17 (Use of Name), 18 (Notices), and 19 (General Provisions) will survive any termination or expiration of the Agreement. In addition, the provisions of Sections 3 (Compensation), 4.1 (Quarterly Payment and Milestone Reports), 5 (Payment, Records and Audits), and 6.1 (Patent Expenses) shall survive with respect to all activities and payment obligations accruing prior to the termination or expiration of the Agreement.

8.	Confidentiality

8.1	Definition

“Confidential Information” means all information that is of a confidential and proprietary nature to Licensor or Licensee and provided by one Party to the other Party under this

Licensee: Icosavax, Inc.	CONFIDENTIAL	Exclusive PLA Exhibit A
The University of Texas at Austin	Page A-12	Agreement No. [***]

Agreement or the [***], provided that, except as set forth in section 8.3 below, the provisions applicable to Confidential Information herein are not intended to replace any additional or more restrictive requirements for handling Confidential Information, if any, imposed under [***].

8.2	Protection and Marking

Licensor and Licensee each agree that all Confidential Information disclosed in tangible form, and marked “confidential” and forwarded to the receiving Party by the disclosing Party, or if disclosed orally, is designated as confidential at the time of disclosure: (i) is to be held in strict confidence by the receiving Party, (ii) is to be used by and under authority of the receiving Party only as authorized in the Agreement, and (iii) shall not be disclosed by the receiving Party, its agents or employees without the prior written consent of the disclosing Party or as authorized in the Agreement. Licensee has the right to use and disclose Confidential Information of Licensor reasonably in connection with the exercise of its rights under the Agreement, including without limitation disclosing to Affiliates, actual or potential Sublicensees, investors, acquirers, and others on a need to know basis, if such Confidential Information is provided under conditions which reasonably protect the confidentiality thereof. Each Party’s obligation of confidence hereunder includes, without limitation, using at least the same degree of care with the disclosing Party’s Confidential Information as it uses to protect its own Confidential Information, but always at least a reasonable degree of care.

8.3	Confidentiality or Terms of Agreement

Each Party agrees not to disclose to any Third Party the terms of the Agreement without the prior written consent of the other Party hereto, except each Party may disclose the Confidential Information of the other Party and the terms of the Agreement or the MTA (including without limitation any data or results obtained by the Licensee under the MTA): (a) to advisors, actual or potential Sublicensees, investors, acquirers, and others on a need to know basis, in each case, under appropriate confidentiality obligations substantially similar to those of this Section 8; and (b) to the extent necessary to comply with applicable laws (including the rules of regulatory agencies and securities exchanges) and court orders (including, without limitation, The Texas Public Information Act, as may be amended from time to time, other open records laws, decisions and rulings, and securities laws, regulations and guidance). Licensee may also disclose Licensor’s Confidential Information to the extent (and only to the extent) such disclosure is reasonably necessary in connection with preparing, filing or seeking marketing approvals and other regulatory filings for the Licensed Product, to the Government and applicable regulatory agencies. If the Agreement is not for all fields of use, then Licensor may disclose the Field to other potential third party licensees. Notwithstanding the foregoing, the existence of the Agreement shall not be considered Confidential Information.

8.4	Disclosure Required by Court Order or Law

If the receiving Party is required to disclose Confidential Information of another Party hereto, or any terms of the Agreement, pursuant to the order or requirement of a court, administrative agency, or other governmental body or applicable law, the receiving Party may disclose such Confidential Information or terms to the extent required, provided that the receiving Party shall use reasonable efforts to provide the disclosing Party with reasonable advance notice thereof to enable the disclosing Party to seek a protective order and otherwise seek to prevent such disclosure. To the extent that Confidential Information so disclosed does not become part of the public domain by virtue of such disclosure, it shall remain Confidential Information protected pursuant to Section 8.

Licensee: Icosavax, Inc.	CONFIDENTIAL	Exclusive PLA Exhibit A
The University of Texas at Austin	Page A-13	Agreement No. [***]

8.5	Copies

Each Party agrees not to copy or record any of the Confidential Information of the other Party, except as reasonably necessary to exercise its rights or perform its obligations under the Agreement, and for archival and legal purposes.

8.6	Continuing Obligations

Subject to the exclusions listed in Section 8.7, the Parties’ confidentiality obligations under the Agreement will survive termination of the Agreement and will continue for a period of [***] thereafter.

8.7	Exclusions

Information shall not be considered Confidential Information of a disclosing Party under the Agreement to the extent that the receiving Party can establish by competent written proof that such information:

(a)	Was in the public domain at the time of disclosure; or

(b)	Later became part of the public domain through no act or omission of the recipient Party, its employees, agents, successors or assigns in breach of the Agreement; or

(c)	Was lawfully disclosed to the recipient Party by a third party having the right to disclose it not under an obligation of confidentiality; or

(d)	Was already known by the recipient Party at the time of disclosure; or

(e)	Was independently developed by the recipient Party without use of the disclosing Party’s Confidential Information.

8.8	Copyright Notice

The placement of a copyright notice on any Confidential Information will not be construed to mean that such information has been published and will not release the other Party from its obligation of confidentiality hereunder

9.	Infringement and Litigation

9.1	Infringement Notification and Conference

If either Licensee or Licensor’s designated office for technology commercialization becomes aware of any suspected infringement of Patent Rights in the Field, such Party shall promptly notify the other Party of such in writing; and the Parties will confer regarding any such suspected infringement. Notice of infringement may be given to a suspected infringer only with the prior written consent of each of the Parties, not to be unreasonably withheld, delayed, or conditioned. If any suit is to be commenced, Licensor and Licensee will endeavor to reach mutual agreement as to how best to prosecute, manage, and fund such suit. Any net recovery resulting from such suit shall be first used to reimburse each Party’s expenses incurred directly in such prosecution and management, and the remainder shall [***].

9.2	Licensee’s Enforcement Rights

Licensee has the first right to institute an infringement suit, but only with the prior written consent of Licensor, which will not be unreasonably withheld, delayed or conditioned, and only for an infringement of Patent Rights that have been licensed exclusively to Licensee in the Exclusive Field. In such case, Licensee will keep Licensor reasonably informed of the developments and status of the suit. Licensee will obtain Licensor’s input and approval on

Licensee: Icosavax, Inc.	CONFIDENTIAL	Exclusive PLA Exhibit A
The University of Texas at Austin	Page A-14	Agreement No. [***]

any substantive positions taken in the suit regarding the scope, validity, and enforceability of the Patent Rights. Licensee shall not prosecute, settle, or otherwise compromise any such suit in a manner that adversely affects Licensor’s interests or the public’s interests, without Licensor’s prior written consent.

9.4	Indispensable Party

If it is necessary to name Licensor as a party plaintiff in such infringement suit, then Licensee must first obtain Licensor’s prior written permission, which permission shall not be unreasonably withheld, delayed, or conditioned, provided that (i) Licensor shall have reasonable prior input on choice of counsel on any matter where such counsel represents Licensor’s interests, and (ii) Licensee and such counsel agree to follow all required procedures of the Texas Attorney General regarding retention of outside counsel for state entities, and (iii) Licensee shall bear, and indemnify Licensor for, all costs and liabilities related to Licensor being named a party plaintiff in such suit.

9.5	Cooperation between Licensor and Licensee

In any infringement suit matter, the Parties agree to cooperate fully with each other. At the request of the Party bringing suit, the other Party will permit reasonable access after reasonable advance notice, to all relevant personnel, records, papers, information, samples, specimens, etc., during regular business hours.

10.	Export Compliance

Licensee understands that the Arms Export Control Act (AECA), including its implementing International Traffic In Arms Regulations (ITAR), and the Export Administration Act (EAA), including its Export Administration Regulations (EAR), are some (but not all) of the laws and regulations that comprise the U.S. export laws and regulations. Licensee further understands that the U.S. export laws and regulations include (but are not limited to): (a) ITAR and EAR product/service/data-specific requirements; (b) ITAR and EAR ultimate destination-specific requirements; (c) ITAR and EAR end user-specific requirements; (d) Foreign Corrupt Practices Act; and (e) anti-boycott laws and regulations. Licensee will comply with all then-current applicable export laws and regulations of the U.S. Government (and other applicable U.S. laws and regulations) pertaining to the Licensed Products (including any associated products, items, articles, computer software, media, services, technical data, and other information). Licensee certifies that it will not, directly or indirectly, export (including any deemed export), nor re-export (including any deemed re-export) the Licensed Products (including any associated products, items, articles, computer software, media, services, technical data, and other information) in violation of applicable U.S. laws and regulations. Licensee will include a provision in its agreements, substantially similar to this Section 10, with its Sublicensees, third party wholesalers and distributors, and physicians, hospitals or other healthcare providers who purchase a Licensed Product, requiring that these parties comply with all then-current applicable U.S. export laws and regulations and other applicable U.S. laws and regulations.

11.	Representations and Disclaimers

11.1	Licensor Representations

Except for the rights, if any, of the Government as set forth in Section 11.2, Licensor represents and warrants to Licensee that to the knowledge of Licensor’s designated office for technology commercialization (i) Licensor is the owner or agent of the entire right, title, and interest in and to Patent Rights (other than the right, title and interest of any joint owner identified in Section 1 of the Patent License Agreement), (ii) Licensor has the right to grant licenses hereunder, and (iii) Licensor has not knowingly granted and will not knowingly grant licenses or other rights under the Patent Rights that are in conflict with the terms and conditions in the Agreement.

Licensee: Icosavax, Inc.	CONFIDENTIAL	Exclusive PLA Exhibit A
The University of Texas at Austin	Page A-15	Agreement No. [***]

11.2	Government Rights

Licensee understands that Improvements may be developed under a funding agreement with Government and, if so, that Government may have certain rights relative thereto. The Agreement is made subject to the Government’s rights under any such agreement and under any applicable Government law or regulation. To the extent that there is a conflict between any such agreement, such applicable law or regulation and the Agreement, the terms of such Government agreement, and applicable law or regulation, shall prevail. Licensee agrees that, to the extent required by U.S. laws and regulations, Licensed Products used or Sold in the U.S. will be manufactured substantially in the U.S., unless a written waiver is obtained in advance from the U.S. Government.

11.3	Licensor Disclaimers

EXCEPT AS SPECIFICALLY SET FORTH IN SECTION 11.1, LICENSEE UNDERSTANDS AND AGREES THAT LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, AS TO THE LICENSED PRODUCTS, OR AS TO THE OPERABILITY OR FITNESS FOR ANY USE OR PARTICULAR PURPOSE, MERCHANTABILITY, SAFETY, EFFICACY, APPROVABILITY BY REGULATORY AUTHORITIES, TIME AND COST OF DEVELOPMENT, PATENTABILITY, AND/OR BREADTH OF PATENT RIGHTS. LICENSOR MAKES NO REPRESENTATION AS TO WHETHER ANY PATENT WITHIN PATENT RIGHTS IS VALID, OR AS TO WHETHER THERE ARE ANY PATENTS NOW HELD, OR WHICH WILL BE HELD, BY OTHERS OR BY LICENSOR THAT MIGHT BE REQUIRED FOR USE OF PATENT RIGHTS IN FIELD. NOTHING IN THIS AGREEMENT WILL BE CONSTRUED AS CONFERRING BY IMPLICATION, ESTOPPEL OR OTHERWISE ANY LICENSE OR RIGHTS TO ANY PATENTS OR TECHNOLOGY OTHER THAN THE PATENT RIGHTS, WHETHER SUCH PATENTS ARE DOMINANT OR SUBORDINATE TO THE PATENT RIGHTS.

11.4	Licensee Representation

By execution of the Agreement, Licensee represents, acknowledges, covenants and agrees (a) that Licensee has not been induced in any way by Licensor or its employees to enter into the Agreement, and (b) that Licensee has been given an opportunity to conduct sufficient due diligence with respect to all items and issues pertaining to this Section 11 (Representations and Disclaimers) and all other matters pertaining to the Agreement; and (c) that Licensee has adequate knowledge and expertise, or has utilized knowledgeable and expert consultants, to adequately conduct the due diligence. Licensee represents that it is a duly organized, validly existing entity of the form indicated in Section 1 of the Patent License Agreement, and is in good standing under the laws of its jurisdiction of organization as indicated in Section 1 of the Patent License Agreement, and has all necessary corporate or other appropriate power and authority to execute, deliver and perform its obligations hereunder.

12.	Limit of Liability

IN NO EVENT SHALL LICENSOR, THE UNIVERSITY SYSTEM IT GOVERNS, ITS MEMBER INSTITUTIONS, INVENTORS, REGENTS, OFFICERS, EMPLOYEES, STUDENTS, AGENTS OR AFFILIATED ENTERPRISES, BE LIABLE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR REVENUE) ARISING OUT OF OR IN CONNECTION WITH THE AGREEMENT OR ITS SUBJECT MATTER, REGARDLESS OF WHETHER ANY SUCH PARTY KNOWS OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES. OTHER THAN FOR CLAIMS AGAINST LICENSEE FOR INDEMNIFICATION (SECTION 13) OR FOR MISUSE OR MISAPPROPRIATION OR INFRINGEMENT OF LICENSOR’S INTELLECTUAL PROPERTY RIGHTS, LICENSEE AND ITS AFFILIATES WILL NOT BE LIABLE TO LICENSOR FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (INCLUDING, WITHOUT

Licensee: Icosavax, Inc.	CONFIDENTIAL	Exclusive PLA Exhibit A
The University of Texas at Austin	Page A-16	Agreement No. [***]

LIMITATION, DAMAGES FOR LOSS OF PROFITS OR REVENUE) ARISING OUT OF OR IN CONNECTION WITH THE AGREEMENT OR ITS SUBJECT MATTER, REGARDLESS OF WHETHER LICENSEE KNOWS OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

13.	Indemnification

13.1	Indemnification Obligation

Subject to Section 13.2, Licensee agrees to hold harmless, defend and indemnify Licensor, the university system it governs, its member institutions, its Regents, officers, employees, students and agents (“Indemnified Parties”) from and against any liabilities, damages, causes of action, suits, judgments, liens, penalties, fines, losses, costs and expenses (including, without limitation, reasonable attorneys’ fees and other expenses of litigation) (collectively “Liabilities”) resulting from claims or demands brought by Third Parties against an Indemnified Party on account of any injury or death of persons, damage to property, or any other damage or loss arising out of or in connection with the Agreement or the exercise or practice by or under authority of Licensee, its Affiliates or their Sublicensees, or Third Party wholesalers or distributors, or physicians, hospitals or other healthcare providers who purchase a Licensed Product, of the rights granted hereunder.

13.2	Conditions of Indemnification

Licensee shall have no responsibility or obligation under Section 13.1 for any Liabilities to the extent caused by the gross negligence or willful misconduct any Indemnified Party or breach of this Agreement by Licensor. Obligations to indemnify, and hold harmless under Section 13.1 are subject to: (a) to the extent authorized by the Texas Constitution and the laws of the State of Texas, and subject to the statutory duties of the Texas Attorney General, the Indemnified Party giving Licensee control of the defense and settlement of the claim and demand; and (b) to the extent authorized by the Texas Constitution and the laws of the State of Texas and subject to statutory duties of the Texas Attorney General, the Indemnified Party providing assistance reasonably requested by Licensee, at Licensee’s expense.

14.	Insurance

14.1	Insurance Requirements

Prior to any Licensed Product being used or Sold (including for the purpose of obtaining regulatory approvals), by Licensee, an Affiliate, or by a Sublicensee, and for a period of [***] after the Agreement expires or is terminated, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in commercially reasonable and appropriate amounts for the Licensed Product being used or Sold. Licensee shall use commercially reasonable efforts to have Licensor, the university system it governs, its member institutions, Regents, officers, employees, students, and agents named as additional insureds. Such commercial general liability insurance shall provide, without limitation: [***].

14.2	Evidence of Insurance and Notice of Changes

Upon request by Licensor, Licensee shall provide Licensor with written evidence of such insurance. Additionally, Licensee shall provide Licensor with written notice of at least 60 days prior to Licensee cancelling, not renewing, or changing such insurance to the extent materially adversely impacting Licensor.

Licensee: Icosavax, Inc.	CONFIDENTIAL	Exclusive PLA Exhibit A
The University of Texas at Austin	Page A-17	Agreement No. [***]

15.	Assignment

The Agreement may not be assigned by Licensee without the prior written consent of Licensor, which consent will not be unreasonably withheld, delayed or conditioned. A merger or other transaction in which the equity holders of Licensee prior to such event hold less than a majority of the equity of the surviving or acquiring entity shall be considered an assignment of the Agreement. [***]. For any permitted assignment to be effective, (a) Licensee must be in good standing under this Agreement, (b) the Licensee must pay Licensor the assignment fee pursuant to Section 3.1(e) (except in the case of any assignment to an Affiliate), and (c) the assignee must assume in writing (a copy of which shall be promptly provided to Licensor) all of Licensee’s rights, duties and obligations (including curing all Licensee defaults existing at the time of assignment within 30 days of execution of the assignment) under the Agreement and agree to comply with all terms and conditions of the Agreement as if assignee were an original Party to the Agreement.

16.	Governmental Markings

16.1	Patent Markings

Licensee agrees to use Diligence and Commercially Reasonable Efforts to ensure that all Licensed Products Sold by Licensee, Affiliates, or Sublicensees will be legibly marked with the number of any applicable patent(s) licensed hereunder as part of the Patent Rights in accordance with each country’s patent marking laws, including Title 35, U.S. Code, or if such marking is not practicable, to mark the accompanying outer box or product insert for Licensed Products accordingly.

16.2	Governmental Approvals and Marketing of Licensed Products

Licensee will be responsible for obtaining all necessary governmental approvals for the development, production, distribution, Sale, and use of any Licensed Product, at Licensee’s expense, including, without limitation, any safety studies. Licensee will have sole responsibility for any warning labels, packaging and instructions as to the use and the quality control for any Licensed Product.

16.3	Foreign Registration and Laws

Licensee agrees to register the Agreement with any foreign governmental agency that requires such registration; and Licensee will pay all costs and legal fees in connection with such registration. Licensee is responsible for compliance with all foreign laws affecting the Agreement or the Sale of Licensed Products to the extent there is no conflict with United States law, in which case United States law will control.

17.	Use of Name

Licensee will not use the name, trademarks or other marks of Licensor (or the name of the university system it governs, its member institutions, any of its Regents or employees) without the advance written consent of Licensor. Licensor may use Licensee’s name and logo for annual reports, brochures, website, and internal reports without prior consent.

18.	Notices

Any notice or other communication of the Parties required or permitted to be given or made under the Agreement will be in writing and will be deemed effective when sent in a manner that provides confirmation or acknowledgement of delivery and received at the address set forth in Section 18 of the Patent License Agreement (or as changed by written notice pursuant to this Section 18). Notices required under the Agreement may be delivered via E-mail provided such notice is confirmed in writing as indicated.

Licensee: Icosavax, Inc.	CONFIDENTIAL	Exclusive PLA Exhibit A
The University of Texas at Austin	Page A-18	Agreement No. [***]

Notices shall be provided to each Party as specified in the “Contact for Notice” address set forth in Section 18 of the Patent License Agreement. Each Party shall update the other Party in writing with any changes in such contact information.

19.	General Provisions

19.1	Binding Effect

The Agreement is binding upon and inures to the benefit of the Parties hereto, their respective executors, administrators, heirs, permitted assigns, and permitted successors in interest.

19.2	Construction of Agreement

Headings are included for convenience only and will not be used to construe the Agreement. The Parties acknowledge and agree that both Parties substantially participated in negotiating the provisions of the Agreement; therefore, both Parties agree that any ambiguity in the Agreement shall not be construed more favorably toward one Party than the other Party, regardless of which Party primarily drafted the Agreement.

19.3	Counterparts and Signatures

The Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. A Party may evidence its execution and delivery of the Agreement by transmission of a signed copy of the Agreement via facsimile or email.

19.4	Compliance with Laws

Licensee will comply with all applicable federal, state, and local laws and regulations, including, without limitation, all export laws and regulations.

19.5	Force Majeure

Neither Party shall be liable to the other for its failure to perform any of its obligations under this Agreement, except for payment obligations, during any period in which such performance is delayed because rendered impracticable or impossible due to Force Majeure, provided that the Party experiencing the delay promptly notifies the other Party of the delay.

19.6	Governing Law

The Agreement will be construed and enforced in accordance with laws of the U.S. and the State of Texas, without regard to choice of law and conflicts of law principles.

19.7	Modification

Any modification of the Agreement will be effective only if it is in writing and signed by duly authorized representatives of both Parties. No modification will be made by email communications.

19.8	Severability

If any provision hereof is held to be invalid, illegal or unenforceable in any jurisdiction, the Parties hereto shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties, and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality, or unenforceability shall not affect the validity, legality, or enforceability

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of such other provisions in any other jurisdiction, so long as the essential essence of the Agreement remains enforceable.

19.9	Third Party Beneficiaries

Nothing in the Agreement, express or implied, is intended to confer any benefits, rights or remedies on any entity, other than the Parties and their permitted successors and assigns. However, if there is a joint owner of any Patent Rights identified in Section 1 of the Patent License Agreement (other than Licensee), then Licensee hereby agrees that the following provisions of these Terms and Conditions extend to the benefit of the co-owner identified therein (excluding the Licensee to the extent it is a co-owner) as if such co-owner was identified in each reference to the Licensor: the retained rights under clause (b) of Section 2.1; Section 11.3 (Licensor Disclaimers); Section 12 (Limitation of Liability); Section 13 (Indemnification); Section 14.1 (Insurance Requirements); Section 17 (Use of Name); and Section 19.10 (Sovereign Immunity, if applicable).

19.10	Waiver

Neither Party will be deemed to have waived any of its rights under the Agreement unless the waiver is in writing and signed by such Party. No delay or omission of a Party in exercising or enforcing a right or remedy under the Agreement shall operate as a waiver thereof.

19.11	Sovereign Immunity

Nothing in the Agreement shall be deemed or treated as any waiver of Licensor’s sovereign immunity.

19.12	Entire Agreement

The Agreement and the MTA constitute the entire Agreement between the Parties regarding the subject matter hereof, and supersedes all prior written or verbal agreements, representations and understandings relative to such matters.

19.13	Claims Against Licensor for Breach of Agreement

Licensee acknowledges that any claim for breach of the Agreement asserted by Licensee against Licensor shall be subject to Chapter 2260 of the Texas Government Code and that the process provided therein shall be Licensee’s sole and exclusive process for seeking a remedy for any and all alleged breaches of the Agreement by Licensor or the State of Texas.

— END OF EXHIBIT A —

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